EXHIBIT 99-A

NPC INTERNATIONAL INC. ANNOUNCES COMPLETION OF ROMACORP
RECAPITALIZATION


     PITTSBURG, Kan.--(BUSINESS WIRE)--July 1, 1998--NPC International Inc. (NASDAQ:NPCI) today announced the closing of the recapitalization of its wholly owned subsidiary Romacorp Inc., (Romacorp). NPC and Sentinel Capital Partners (Sentinel), a private equity firm, completed the recapitalization today with an effective date of June 28, 1998, and will be reflected in NPCI's first fiscal quarter. NPC will retain 20% of its interest in Romacorp and receive approximately $108 million in consideration, $5 million of which is contingent upon certain future events.

     NPC increased its equity position from the previously announced level of 10% due to adverse conditions in the high yield bond market. NPC will retain one board seat on Romacorp's board of directors.

     Romacorp operates 45 company-owned restaurants and two joint-venture restaurants in 11 states. Through its subsidiaries, Romacorp franchises 147 units, of which 94 are in the U.S. and 53 are in international locations.

     NPC is the world's largest Pizza Hut franchisee and currently operates 658 Pizza Hut restaurants and delivery kitchens in 24 states.

     CONTACT:  NPC International Inc., Pittsburg
               Troy D. Cook, 913/327-5555